Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Access Integrated Technologies, Inc. of our report dated June 1, 2006 on our audits of the consolidated financial statements of Access Integrated Technologies, Inc. and subsidiaries as of March 31, 2006 and 2005, and for the years then ended incorporated in its Annual Report on Form 10-KSB for the year ended March 31, 2006. We also consent to the reference to our firm under the heading “Experts” in such Amendment No. 1 to Registration Statement.

/s/ Eisner LLP

Florham Park, New Jersey

February 9, 2007